EXHIBIT 10.49

SERVICE AND EXPENSE SHARING AGREEMENT

This (“Agreement”) is entered into as of January 1, 2007 by and between Tower Insurance Company of New York (“TICNY”), a property and casualty insurance company domiciled in New York with offices located at 120 Broadway, New York, N.Y. 10271 and CastlePoint Management Corp. ( “CPM”), a Delaware corporation with offices located at 120 Broadway, New York, N.Y. 10271.

RECITALS

WHEREAS, TICNY and CPM entered into a Service and Expense Sharing  Agreement dated April 4, 2006, but now find it advisable to amend and restate such agreement; and

WHEREAS, CPM has acquired a property/casualty company named CastlePoint Insurance Company (“CPIC”) and plans to acquire one or more additional property and casualty insurance companies (not yet identified): and

WHEREAS, TICNY plans to underwrite Brokerage Business, on behalf of itself and CPIC; and

WHEREAS, CPM plans to manage Specialty Program Business and Insurance Risk Sharing Business and Traditional Program Business on behalf of TICNY pursuant to a Program Management Agreement between CPM and TICNY; and

WHEREAS, CPIC plans to underwrite Specialty Program Business and Insurance Risk Sharing Business and Traditional Program Business on behalf of itself and underwrite Specialty Program Business and Insurance Risk Sharing Business and Traditional Program Business (on behalf of and through TICNY); and

WHEREAS, TICNY and CPM are desirous of entering into an agreement whereby CPM provides services to TICNY at its request (other than services provided in its respective role as the manager of the Traditional Program Business and Specialty Program Business and Insurance Risk Sharing Business) and to provide a method for charging those expenses relating to services as well as sharing any profits and losses from rendering services to third parties;

NOW THEREFORE, in consideration of the mutual agreements described in this Agreement, TICNY and CPM agree as follows:

ARTICLE 1 – PERFORMANCE OF SERVICES

1.01                           In addition to the services that CPM or CPIC may provide to TICNY in managing the Specialty Program Business and Insurance Risk Sharing Business and Traditional Program Business, CPM shall, if requested, provide various insurance companies services to TICNY on the terms and conditions set forth herein. The services provided shall be:

•      Underwriting and marketing services

•      State filing and regulatory compliance services

•      Loss prevention and premium audit services

The services provided to TICNY shall be based upon the written criteria, standards and guidelines of TICNY, which shall have the ultimate and final authority over decisions and policies.

ARTICLE 2 – COMPENSATION

2.01                           The services provided to TICNY shall be at cost, which shall be apportioned on a fair and equitable basis utilizing estimates based on time, number of employees, company assets, or any other mutually agreeable method providing for a fair and reasonable allocation, provided such method is in conformity with generally accepted accounting principles and within the requirements of section 1505 of the New York Insurance Laws and the New York State Insurance Department Regulation 30.

2.02                           Expenses for the services rendered by CPM to TICNY shall be allocated and reported in accordance with NY Department’s Regulation 30 and any other applicable regulation.

2.03                           Settlement of Accounts

(a)          CPM shall submit to TICNY within thirty (30) days of the end of each calendar month a detailed written estimate of the amount owed for services and the use of facilities pursuant to this Agreement in that calendar month, and TICNY shall pay to CPM within fifteen (15) days following receipt of such estimate the amount set forth in the estimate.

(b)         Within thirty (30) days of the end of each calendar quarter, CPM shall submit to TICNY a detailed written statement of the amount owed for services and the use of the facilities for that calendar quarter with a true-up of the monthly estimates and TICNY shall pay to CPM within fifteen (15) days following receipt of such written statement the amount set forth in the statement.

ARTICLE 3 – TERM, SUSPENSION AND TERMINATION

3.01         Original Term

The term of this Agreement will begin on the date of this Agreement and will continue for a period of four (4) years, after which this Agreement will terminate unless the parties agree to extend the term of this Agreement. This Agreement may be terminated at any time by mutual consent of both parties, by either party upon sixty (60) days written notice to the other party, or upon the placement of TICNY or CPM into rehabilitation or liquidation by regulatory authorities or upon the declaration of bankruptcy of either company.

3.02         Agreement

Services and facilities shall be provided to TICNY by CPM only to the extent that such arrangements do not impede either company’s business or operations.

TICNY and CPM shall act hereunder so as to assure the separateness of their respective operating identities. Books and records shall be maintained separately for each party for services provided by this Agreement.

This Agreement may not be assigned, terminated or amended by either party without the prior written consent of the New York Superintendent and any other regulatory body required to provide such consent.

3.03                           Rights Regarding Termination

A.                       This Agreement may be terminated at any time by the mutual agreement of the parties, or by either party for any of the following reasons:

(1)                      Immediately by either party in the event of bankruptcy, insolvency, liquidation or assignment for the benefit of creditors by the other party;

(2)                      Upon sixty (60) days written notice by either party in the event of any material change in the ownership or control of the other party;

(3)                      Immediately by either party in the event any law or regulation of a federal, state or local government has rendered this Agreement illegal, but only insofar as that law or regulation applies to this Agreement;

(4)                      Immediately by either party in the event of fraud, abandonment, gross or willful misconduct, insolvency, or lack of legal capacity to act on the part of either party;

(5)     Upon sixty (60) days written notice by either party in the event of default in any material term of this Agreement, unless the default is cured prior to the end of the end of the sixty (60) day period.

B.        In the event of termination of this Agreement:

(1)                      CPM shall promptly cease performing any services called for under this Agreement;

(2)                      Neither party shall have any claim against the other for loss of prospective profits or fees or damage to business arising there from;

(3)                      Notwithstanding the termination of this Agreement, CPM shall continue to perform such services under this Agreement in settlement of accounts or winding up of affairs between TICNY and CPM if so requested by TICNY. Expenses for the services rendered by CPM shall be allocated in accordance with NY Department’s Regulation 30 and any other applicable regulation;

ARTICLE 4 – MAINTENANCE, CONTROL AND OWNERSHIP OF RECORDS

4.01         Maintenance of Records

TICNY and CPM will maintain all appropriate records, files, ledgers and reports so as to accurately reflect at all times the financial transactions with one another.

4.02                           Ownership of Records

All books, records, and files established and maintained by TICNY or CPM by reason of its performance under this Agreement which, absent this Agreement, would have been held by TICNY or CPM respectively shall (i) be deemed the joint property of each party, (ii) be maintained in accordance with all other applicable law and regulation and (iii) be subject to examination at all times by CPM or TICNY and persons authorized by it or any governmental agency having jurisdiction over CPM or TICNY.

Each party is the owner of all records related to its company regardless of in whose possession those records may be at any time.

ARTICLE 5 – GENERAL REQUIREMENTS

5.01         CPM’s General Duties

CPM is responsible to perform the duties assumed under this Agreement in accordance with the standards it would apply for the performance of such duties for itself.

5.02         Management of TICNY

The business and affairs of TICNY, notwithstanding any other provision of this agreement to the contrary, shall be managed by its board of directors, and, to the extent delegated by the board of directors, by its appropriately designated officers. The board of directors and officers of CPM shall not have any management prerogatives with respect to the business affairs and operations of TICNY.

ARTICLE 6 – MISCELLANEOUS

6.01         Notices

All notice requirements and other communications indicated shall be deemed given when personally delivered or on the third succeeding business day after being mailed by registered or certified mail, return receipt requested, to the appropriate party at its address below or at such other address as shall be specified by notice given hereunder.

CPM:	CastlePoint Management Corp.
120 Broadway, 30th Floor
New York, NY 10271
Attn: Chief Financial Officer

TICNY:	Tower Insurance Company of New York
120 Broadway, 31st Floor
New York, NY 10271
Attn: Chief Financial Officer

6.02         Binding Effect and Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement may not be assigned without mutual consent of the parties, but such consent shall not be unreasonably withheld.

This paragraph may not be implemented without the prior approval of the State of New York, Superintendent of Insurance.

6.03         Amendment

This Agreement may not be amended, altered or modified except in writing signed by the party against whom enforcement or any waiver, change, discharge, alternation or modification is sought.

6.04         Invalidity

The invalidity of any provision of this Agreement shall not affect the validity of the remainder of any such provision or the remaining provisions of this Agreement.

6.05         Interpretation

The article, section and paragraph headings included in this Agreement have been used solely for convenience and shall not be used in the interpretation of this Agreement. References to articles, sections and paragraphs shall refer to such provisions in this Agreement unless otherwise stated.

6.06         Waiver

The failure of either party at any time to require performance by the other party of any provision of this Agreement shall not be deemed a continuing waiver of that provision or a waiver of any other provision of this Agreement and shall in no way affect the full right to require such performance from the other party at any time thereafter.

6.07         Severability

This Agreement and the transaction contemplated herein constitute one transaction and shall not be divisible in any manner. A breach of any portion of this Agreement shall be deemed a breach of the whole Agreement.

6.08         Counterparts

If photocopies or duplicates of the original of this Agreement are signed by both parties, then each such originally signed document shall be deemed to be an original of this Agreement.

6.09         Indemnification

CPM and TICNY shall hold harmless and defend and indemnify the other party against any expenses, damages, liability, action, cost or other claims, including attorney fees arising out of the other party’s material breach of any duty or obligation hereunder or any claims made against a party relating to, or arising out of, the other party’s willful misconduct or gross negligence in performing, or in failing to perform, services hereunder.

6.10         Arbitration

Any dispute or difference between CPM and TICNY relating to the interpretation or performance of this Agreement, including its formation or validity, or any transaction under this Agreement, whether arising before or after termination, shall be submitted to arbitration.

Upon written request of any party, each party shall choose an arbitrator and the two chosen shall select a third arbitrator. If either party refuses or neglects to appoint an arbitrator within 30 days after receipt of the written request for arbitration, the requesting party may appoint a second arbitrator. If the two arbitrators fail to agree on the selection of a third arbitrator within 30 days of their appointment, each of them shall nominate three individuals, of whom the other shall decline two. The current President of the National Association of Independent Insurers shall appoint the third arbitrator from the two remaining nominees. All the arbitrators shall be chosen from those submitted by the parties.

The parties hereby waive all objections to the selection of the arbitrators, provided they are selecting in conformity with this paragraph 6.10.

All arbitrators shall be active or retired officers of insurance or reinsurance companies, or Lloyd’s of London underwriters, and disinterested in the outcome of the arbitration. Each party shall submit its case to the arbitrators within 30 days of the appointment of the third arbitrator.

The arbitrators shall have the power to determine all procedural rules for the holding of the arbitration including but not limited to inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration. The arbitrators shall interpret this Agreement as an honorable engagement and not as merely a legal obligation; they are relieved of all judicial formalities and may abstain from following the strict rules of law. The arbitrators may award interest and costs. Each party shall bear the expense of its own arbitrator and shall share equally with the other party the expense of the third arbitrator and of the arbitration. The arbitration shall occur in the State of New York and the arbitrators shall apply the laws of the State of New York.

6.11         Remittance reports are to be furnished quarterly and settlement within 15 days of the receipt of such reports. The report shall provide in reasonable detail the type and nature of expenses.

6.12         This Agreement is entered into as of the date hereof by the parties hereto, but implementation is subject in any case to the satisfaction of applicable insurance regulatory requirements of New York, including any conditions such a regulator may impose on the terms of this Agreement subsequent to the date hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

Tower Insurance Company of New York

By:	/s/ Francis M. Colalucci
Francis M. Colalucci

CastlePoint Management Corp.

By:	/s/ Joel S. Weiner
Joel S. Weiner